SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2012

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 15, 2012 the Board of Directors of Bluegreen Corporation (the “Company”) received a letter from Diamond Resorts Corporation (“Diamond”) which contained a proposal subject to stated terms and conditions to acquire 100% of the outstanding equity of the Company at a price of $6.25 per share in cash. The proposal was expressly contingent on satisfactory due diligence and obtaining sufficient financing. The Special Committee of the Board of Directors of the Company made a determination and informed Diamond on June 18, 2012 of its determination that the proposal did not constitute, and was not likely to result in, a Superior Proposal as defined in the Merger Agreement between the Company and BFC Financial Corporation, which owns 54% of the Company's outstanding equity.  It was noted that the Company had previously entered into a non-binding letter of intent relating to the acquisition of the Company by Diamond on July 21, 2008. Pursuant to that letter of intent the Company granted Diamond an exclusive right of negotiation initially for approximately two months but later extended to November 15, 2008, during which time Diamond had the opportunity to conduct extensive due diligence.  On October 17, 2008 the Company was advised that Diamond had not secured financing and abandoned its proposal.

Item 9.01 Financial Statements and Exhibits.

99.1 Diamond Resorts Corporation letter dated June 15, 2012

99.2 Special Committee of the Board of Directors of Bluegreen Corporation letter dated June 18, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2012

By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President, Chief Financial Officer & Treasurer